Exhibit 99.1

SAN JOSE, Mar. 7, 2005 – Knight Ridder, parent company of The Miami Herald Publishing Co., confirmed today a contract for the sale of approximately 10 acres surrounding The Herald’s bayfront building to Terra Group, headed by Pedro Martin, for a purchase price of $190 million.

“Closing on the agreement is contingent upon the completion of a successful due diligence process,” said Larry Marbert, Knight Ridder VP/production and facilities. “It could take a few weeks and it could take some months.”

Closing on the 10 acres will “probably be in a few months,” said Pedro Martin.

The land, which is now occupied by a low-rise garage, surface parking lots and one, relatively small, two-story building on Biscayne, Ave., was put up for sale in November. Edie Laquer, the broker for Knight Ridder, assisted in securing several offers before Terra emerged as the winner.

Plans for the parcel are preliminary, but could include residential, office, hotel and retail components, said David Martin, Terra’s chief operating officer. Terra plans to audition architects from around the world to develop a master plan.

Under the deal’s terms, Terra must provide some 740 parking spaces for Herald employees and not interfere with the newspaper’s delivery trucks.

In making the announcement Friday, both Knight Ridder and The Herald scotched earlier rumors that the Herald’s building, at 1 Herald Plaza, was a part of the deal. “It is not for sale,” Marbert stressed. Should Knight Ridder ever want to sell it, Terra would have the right of first refusal, he said.

Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 9.0 million daily and 12.7 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 105 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.